Exhibit 5.1

STEVEN I. WEINBERGER, P.A.
1200 N. Federal Highway, Suite 200
Boca Raton, Florida 33432

December 8, 2015

Fusion Telecommunications International, Inc.
480 Lexington Avenue, Suite 1718
New York, NY 10170

Re:	Registration Statement on Form S-3 (the "Registration Statement"); Fusion Telecommunications International, Inc. (the "Company")

Ladies and Gentlemen:

We have acted as special counsel to Fusion Telecommunications International, Inc., a Delaware corporation (the “Company”), in connection with (a) the Registration Statement on Form S-3 including the exhibits thereto (the “Registration Statement”) filed on April 10, 2015 (SEC File No. 333-203359) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Securities Act" and declared effective on May 7, 2015, and (b) the prospectus supplement dated December 8, 2015 filed pursuant to Rule 424(b)(5) (the “Supplement”).  The Supplement relates to the issuance and sale by the Company of 2,731,651 shares of common stock, par value $0.01 per share, of the Company (the “Shares”).

In connection with rendering the opinions set forth below, we have examined: (i) the Registration Statement; (ii) the prospectus included in the Registration Statement (the “Prospectus”); (iii) the legal opinion attached as Exhibit 5.1 to the Registration Statement; (iv) the Supplement; (v) the Restated Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate of Incorporation”); (vi) the form of Stock Purchase and Sale Agreement pursuant to which the shares covered by the Supplement are to be sold (the “Purchase Agreement”), (vii) the By-laws of the Company, as amended through the date hereof (the “By-Laws”); and (viii) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement, Prospectus, Supplement and Purchase Agreement (the “Resolutions”).  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, and have considered such matters of law and fact, in each case as we have deemed appropriate to render the opinions contained herein.  With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company without investigation or analysis of any underlying data contained therein.

For the purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine.  We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.  We have not verified any of the foregoing assumptions.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

Based on and subject to the foregoing, it is our opinion that the Shares, when issued and sold in accordance with the Purchase Agreement, the Registration Statement and the Supplement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Supplement and the Prospectus. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Supplement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Steven I. Weinberger, P.A.